UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF
TERMINATION
OF REGISTRATION UNDER SECTION 12(g)
OF
THE SECURITIES EXCHANGE ACT OF 1934
OR
SUSPENSION OF DUTY TO FILE REPORTS
UNDER
SECTIONS 13 AND 15(d) OF THE
SECURITIES
EXCHANGE ACT OF 1934.
Commission File Number: 000-55814
NEXE BLOCKCHAIN, INC.
(Exact name of registrant as
specified
in its charter)
3709 Promontory Point Drive,
Suite 129
Austin, Texas 78744
Tel. 512-717-7769
(Address, including zip code, and
telephone number, including area
code,
of registrants principal executive
offices)
Common Stock, par value $0.0001
per share (Title of each class of
securities covered by this Form)
None
(Title of all other classes of
securities for which a duty to file
reports under Section13(a) or
15(d) remains)
Please place an X in the box(es) to
designate the appropriate rule
provision(s) relied upon to
terminate
or suspend the duty to file reports:
Rule12g-4(a)(1) X
Rule12g-4(a)(2)
Rule12h-3(b)(1)(i)
Rule12h-3(b)(1)(ii)
Rule15d-6
Approximate number of holders of
record
as of the certification or notice
date:3
Pursuant to the requirements of the
Securities Exchange Act of 1934,
NEXE
BLOCKCHAIN, INC. has caused this
certification/notice to be signed
on
its behalf by the undersigned
duly
authorized person.
Date: October 21, 2019
NEXE BLOCKCHAIN, INC.
By:/s/ Victor Wong
Name:Victor Wong
Title:President